Exhibit 99.1

American Rebel Joins Tony Stewart Racing

American Rebel to Serve as Primary Sponsor of Matt Hagan’s Dodge Charger SRT Hellcat Funny Car at the Menards NHRA Nationals Presented by PetArmor and at the NHRA Midwest Nationals

CAMPING WORLD
Rinnai.
Mobil 1
JHG
RUSH
GW
GEARWRENCH
14FC @MattHagan_FC
MENARDS
DODGE
SRT
MAHLE
DAYCO
SIMPSON
WELD
GOODYEAR
AMERICAN REBEL
SHELOR MOTOR MILE
SHELOR.COM
@MattHagan_FC
CHARGER
MOPAR
DODGE
AMERICAN REBEL
America's Patriotic Brand

BROWNSBURG, Ind. (August 7, 2023) – American Rebel has partnered with Tony Stewart Racing (TSR), with a multi-year agreement, in the NHRA Camping World Drag Racing Series, with the Kansas-based company highlighting its residential safes on the Dodge Charger SRT Hellcat Funny Car of three-time champion Matt Hagan.

American Rebel (NASDAQ: AREB) will serve as the primary sponsor of Hagan during the Menards NHRA Nationals Presented by PetArmor August 11-13 at Heartland Motorsports Park. The orange and black car design will feature American Rebel on the hood and side panels of Hagan’s 11,000-horsepower machine. American Rebel will also be Hagan’s primary sponsor at the NHRA Midwest Nationals June September 29-October 1 at World Wide Technology Raceway. American Rebel will be featured in an associate partner position for the remainder of 2023 and the 2024 season, with 2024 primary races to be announced at a later date.

“We are absolutely thrilled about our new partnership with Tony Stewart Racing and Menards, which showcases our industry-leading gun safes and ammo lockers,” said Andy Ross, CEO, American Rebel. “We look forward to burning patriotic nitro with driver Matt Hagan. This is the perfect fit for the American Rebel brand and American Rebel attitude. We are looking forward to welcoming Matt and TSR to our patriotic family.”

American Rebel builds one of the most desirable residential safes on the market. Their Black Smoke safes come in six different sizes. They are specifically designed to meet the needs of homeowners and firearm aficionados.

American Rebel positions itself as “America’s Patriotic Brand.” They recognize a growing need to protect yourself, your family, your neighbors or even a room full of strangers. That need is in the forethought of every product they design.

“We’re proud to have American Rebel join our race team. Their core values fit perfectly within our organization,” said team owner Tony Stewart. “Together, we can support patriotism, honesty, reliability, loyalty, service and innovation.”

Hagan, a winner of four Funny Car events so far this season, is looking forward to representing American Rebel.

“Everyone knows I’m a country boy that does a lot of hunting and fishing,” Hagan said. “I have quite a few safes, so I’m looking forward to adding American Rebel to my collection soon. I’m excited to have a partner like this come onboard at TSR. We have a lot of great partners, and this will be a great addition as well. We’ll be at Menards for a signing ahead of the Menards NHRA Nationals Presented by PetArmor, so people can check them out there also. We have a couple good races coming up and hopefully we can do well for this new partner. It’s always good to be able to protect your belongings from fire and theft, so I can’t wait to get my hands on one of their safes soon.”

Hagan will be making a Menards store appearance on Thursday, August 10 from 5:30-7:00 p.m. CDT in Topeka, Kansas to promote the new partnership between American Rebel, Tony Stewart Racing and Menards.

-TSR-

Contact Ashley Wilson

Tony Stewart Racing

(303) 594-8147 or Ashey@tonystewart.com